NSAR                                                                                                EXHIBIT 77C

ALLIANCEBERNSTEIN GREATER CHINA ’97 FUND, INC.
811-08201

RESULTS OF SHAREHOLDERS MEETING-
(unaudited)

The Annual Meeting of Stockholders of the AllianceBernstein Greater China ’97 Fund, Inc. (the “Fund”) was held on November 5, 2010, and adjourned until December 16, 2010 and January 5, 2011.  At the December 16, 2010 Meeting, with respect to the first item of business, the election of Directors for the Fund, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved.  At the January 5, 2011 Meeting, with respect to the fourth item of business, to amend and restate the Fund’s Charter, with respect to the fifth item of business, changes to the fundamental policy regarding commodities, and with respect to the sixth item of business, to reclassify the fundamental investment objective of the Fund as non-fundamental, an insufficient number of required outstanding shares were voted in favor of the proposals and, therefore the proposals were not approved.  A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Fund’s proxy statement):

1. The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

	Voted For	Withheld Authority
John H. Dobkin	2,629,756	182,823
Michael J. Downey	2,630,365	182,214
William H. Foulk, Jr.	2,630,364	182,215
D. James Guzy	2,630,164	182,415
Nancy P. Jacklin	2,633,531	179,048
Robert M. Keith	2,631,915	180,664
Garry L. Moody	2,631,915	180,664
Marshall C. Turner, Jr.	2,630,165	182,414
Earl D. Weiner	2,630,170	182,414

4. Approve the amendment and restatement of the Fund’s Charter, which will repeal in its entirety all of the currently existing charter provisions and substitute in lieu thereof the new provisions set forth in the Form of Articles of Amendment and Restatement attached to the Proxy Statement as Appendix C.

Voted For	Voted Against	Abstained	Broker Non-Votes
1,755,086	112,615	133.466	954,641

5. Approve the amendment of the Fund’s fundamental policy regarding commodities.

Voted For	Voted Against	Abstained	Broker Non-Votes
1,786,825	112,750	101,592	954,641

6. Approve the reclassification of the Fund’s fundamental investment objective as non-fundamental.

Voted For	Voted Against	Abstained	Broker Non-Votes
1,754,083	125,258	121,826	954,641